UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2016

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida		33602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement with Clear Link Holdings, LLC

On March 6, 2016, Sykes Enterprises, Incorporated (“SYKES”), Sykes Acquisition Corporation II, Inc., a Delaware corporation and indirect wholly-owned subsidiary of SYKES (“Merger Sub”), Clear Link Holdings, LLC, a Delaware limited liability company (“Clearlink”), and Pamlico Capital Management, L.P., as the representative of the equity holders of Clearlink, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement and subject to the conditions set forth therein, Clearlink will merge with and into Merger Sub, with Merger Sub surviving as an indirect wholly-owned subsidiary of SYKES (the “Merger”).

In the Merger, each outstanding membership unit of Clearlink will be converted into the right to receive an amount in cash as set forth in the Merger Agreement. The aggregate cash consideration payable in the Merger is approximately $207 million, subject to increase based on the amount of Clearlink’s cash and cash equivalents at the closing of the Merger, subject to decrease based on the amount of certain Clearlink indebtedness at the closing of the Merger, and subject to certain post-closing adjustments relating to Clearlink’s working capital at the closing of the Merger. Approximately $2.6 million of the purchase price will be placed in an escrow account as security for the indemnification obligations of Clearlink’s members under the Merger Agreement. SYKES has obtained a binder for an insurance policy to be issued at closing which will provide $20 million of coverage to SYKES for breaches of most of the representations and warranties of Clearlink in the Merger Agreement, subject to a deductible.

The closing of the transaction, which is expected to occur in the second quarter of 2016, is subject to the satisfaction of customary closing conditions, including, among others, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, all as determined in accordance with the Merger Agreement.

The Merger Agreement also contains customary representations and warranties, indemnification obligations and covenants.

The Merger and the Merger Agreement have been approved by the Board of Directors of the Company, the Board of Managers of Clearlink and the requisite members of Clearlink.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

The Merger Agreement has been included to provide readers with information regarding its terms. It is not intended to provide any other financial information about SYKES, Clearlink, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties. Readers should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of SYKES, the Merger Sub or Clearlink or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by SYKES.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of March 6, 2016, by and among Sykes Enterprises, Incorporated, Sykes Acquisition Corporation II, Inc., Clear Link Holdings, LLC, and Pamlico Capital Management, L.P.

Exhibit 99.1	Press release announcing the Clearlink transaction.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

Date: March 8, 2016	By:	/s/ John Chapman
Executive Vice President and
Chief Financial Officer

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